Exhibit 10.1

EXECUTION VERSION

PRIVILEGED AND CONFIDENTIAL

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

June 2, 2014

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke, HM 08

Bermuda

Attention:  Michael J. McGuire, Chief Financial Officer

Ladies and Gentlemen:

Project Sail

$1,000,000,000 Facility

Commitment Letter

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each assignee permitted by the terms of this Commitment Letter that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire all of the ordinary shares (the “Acquisition”) of Aspen Insurance Holdings Limited (the “Target”, and together with its subsidiaries, the “Target Business”). The Acquisition will be effected through one of (a) a two-step transaction pursuant to which the Borrower or a newly formed wholly-owned subsidiary of the Borrower (“Merger Sub”) makes an exchange offer (the “Offer”) to acquire all of the ordinary shares of the Target, par value 0.15144558 ¢ per share (together with the associated preferred stock purchase rights) (the “Target Shares”) for a combination of cash and equity interests in the Borrower as more fully described in the Offer Documents (as defined in the Term Sheet (as defined below)), followed as promptly as practicable after the consummation of the Offer by a merger of the Target with the Borrower or Merger Sub, with the Borrower surviving such merger or Merger Sub or Target surviving such merger as a wholly owned subsidiary of the Borrower (the “Second-Step Merger”) or the acquisition of all the Target Shares not acquired in the Offer pursuant to Section 102 or 103 of the Bermuda Companies Act 1981 (a “Compulsory Acquisition”) (the Second-Step Merger or a Compulsory Acquisition, together with the Offer, the “Two-Step Acquisition”), (b) a single-step merger (the “One-Step Merger”) pursuant to an agreement and plan of merger (a “Merger Agreement”), pursuant to which the Target will be merged with the Borrower or Merger Sub, with the Borrower surviving such merger or Merger Sub or the Target surviving as a wholly owned subsidiary of the Borrower or (c) a court-sanctioned scheme of arrangement under Bermuda law pursuant to which Borrower acquires all of the Target Shares (the “Scheme”).1 References herein to (i) the “Merger” shall mean the merger of the Target with the Borrower or Merger Sub, with the Borrower surviving such merger or Merger Sub or Target surviving such merger as a wholly owned subsidiary of the Borrower, whether pursuant to a Second-Step Merger or a One-Step Merger, and (ii) the “Acquisition” shall include the Acquisition whether consummated pursuant to a Two-Step Acquisition, a One-Step Merger or the Scheme.

In that connection, you have advised us that the total amount required to effect the Acquisition (excluding common shares of the Borrower issued as direct consideration therefor) and to pay the fees and expenses incurred in connection therewith shall be provided by a combination of (a) cash on the balance sheet, (b) the issuance by the Borrower of a combination of equity securities, equity-linked securities and unsecured debt securities (the foregoing, collectively, the “Securities”), and/or (c) to the extent the Borrower does not issue the Securities on or prior to the Closing Date (as defined below), the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $1,000,000,000. The Acquisition, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions.

The date on which (i) in the case of a Two-Step Acquisition, shares are first accepted for payment under the Offer, (ii) in the case of a One-Step Merger, the Merger is consummated and (iii) in the case of a Scheme, the effective date of the Scheme under Bermuda law is herein referred to as the “Closing Date”. The date on which the Facility is funded is hereinafter referred to as the “Funding Date”.

1. Commitment. MSSF is pleased to commit to provide 100% of the aggregate principal amount of the Facility, subject to and on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) and the Conditions Precedent to Closing attached hereto as Exhibit B (collectively, the “Term Sheet” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments” in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”) and sole administrative agent for the Facility. You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and we shall agree. It is further agreed MSSF will have “upper left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

Our obligation to fund our commitment hereunder is subject solely to the following:

(A) the negotiation, execution and delivery on or before the Commitment Termination Date (as defined below) of definitive documentation for the Facility consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory to us and you (the “Credit

[1]	For purposes of this Commitment Letter, “wholly-owned subsidiary” means ownership of all of the ordinary shares or other common equity interests of the subsidiary.

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Documentation”). The “Commitment Termination Date” shall be (i) December 31, 2014 if the Merger Agreement is not executed prior to December 31, 2014, or (ii) if the Merger Agreement is executed on or prior to December 31, 2014, the earliest to occur of (x) the termination date specified in the Merger Agreement, (y) 6 months from the date of the execution of the Merger Agreement plus up to an additional 3 months to obtain regulatory approvals to the extent deemed advisable by the Borrower to effect the Transactions (and to the extent the termination date under the Merger Agreement is similarly extended, if necessary) and (z) 15 months from the date hereof; and

(B) the other conditions set forth or referred to in Exhibit B.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, the only conditions to closing and funding of our commitment hereunder on the Closing Date shall be those expressly set forth in this Section 1 and in Exhibit B, and upon satisfaction (or waiver) of such conditions, the initial funding of the Facility shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Credit Documentation, other than those that are expressly stated herein to be conditions to the initial funding of the Facility on the Closing Date. Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated herein to the contrary, (a) neither the making nor the accuracy of any representations or warranties relating to the Target Business (and their businesses) shall be a condition to the availability of the Facility on the Closing Date (except to the extent of any such representations and warranties that are included in the Merger Agreement Representations (as defined below)), (b) if a Merger Agreement is entered into, the only representations relating to the Target Business and their businesses the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be such of the representations made by or on behalf of the Target Business in such Merger Agreement, if any, as are material to the interests of the Lenders, but only to the extent you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement (or the right to not consummate the Acquisition) as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”), (c) the only representations relating to the Borrower and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be the Specified Representations (as defined in Exhibit B hereto), and (d) to the extent applicable, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, from and after the date of the execution and delivery of the Credit Documentation, the only consent that will be required to waive the conditions precedent to the initial funding of the Facility on the Closing Date is the consent of the Lenders holding a majority of the Commitments outstanding at such time.

Without limiting the conditions precedent expressly provided herein to funding the consummation of the Acquisition with the proceeds of the Facility, the Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facility in a manner consistent with this Commitment Letter.

2. Syndication. The Arranger reserves the right, prior to or after execution of the Credit Documentation, in consultation with you, to syndicate all or a part of our commitment to the Facility to one or more Lenders (as defined in the Term Sheet), which syndication shall be managed by the Arranger in consultation with the Borrower; provided that we agree that, prior to the funding of the Facility, we will not sell, assign, participate or otherwise transfer or dispose of our commitment to the Facility to the extent

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that, after giving effect to such sale, assignment, participation, transfer or disposition, we (and our affiliates subject to Section 9 hereof) and two other Lenders that are set forth on a list that you and we have agreed to in writing on or prior to the date hereof would hold less than 50.1% of the aggregate commitments in respect of the Facility. Notwithstanding anything to the contrary herein, until the earlier of a Successful Syndication (as defined in the Fee Letter referred to below) and the date that is 30 days after the date hereof, potential Lenders shall be limited to persons (i) that are lenders under the Existing Credit Agreement (as defined in the Term Sheet) as of the date hereof and (ii) that you and we have agreed to in writing on or prior to the date hereof (each of the persons described in clauses (i) and (ii), a “Permitted Assignee”). From the date that is 31 days after the date hereof to and including the Funding Date, the Arranger may syndicate the facility to Permitted Assignees and, with your consent (which consent may or may not be provided in your sole discretion), to other potential Lenders. After the Funding Date, the Arranger may syndicate the Facility to Permitted Assignees and, with your consent (not to be unreasonably withheld) and subject to the “Assignment” provisions of the Term Sheet, other potential Lenders. The commitment of MSSF hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation, in each case reasonably satisfactory to the Arranger and you or (ii) party to the applicable Credit Documentation as a “Lender” thereunder subject to the terms of this Section 2. The Arranger intends to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto after the Offer has been publicly announced by you, and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication reasonably satisfactory to the Arranger and you as soon thereafter as practicable. Subject to the provisions set forth above in this Section 2, such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand at reasonable times and intervals to be mutually agreed, (c) your assistance in the preparation of a Confidential Information Memorandum and other customary marketing materials (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication of the Facility and (d) the hosting, with the Arranger, of a reasonable number of meetings or conference calls with prospective Lenders, at times, intervals and locations to be mutually agreed upon, as deemed reasonably necessary by the Arranger. Until the earlier of the achievement of a Successful Syndication and the date that is 60 days after the Funding Date (such earlier date, the “Syndication Date”), you agree, unless consented to by MSSF, that there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries that could reasonably be expected to impair the primary syndication of the Facility in any material respect, other than Excluded Debt (as defined in the Term Sheet) (provided that you will reasonably coordinate with us in connection with any refinancing or replacement of the Existing Credit Agreement (as defined in the Term Sheet), including by copying us on all material documents and communications and consulting with us as to timing, selection of lenders, awarding of titles and timing and content of material communications to the lenders as a group). Subject to the applicable provisions above, the Arranger will manage all aspects of the syndication in active consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights as set forth above) and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to us all information (including, without limitation, using commercially reasonable efforts to provide any consultants’ reports commissioned by you and access to such consultants) with respect to the Borrower and its subsidiaries and the Transactions, including, without limitation, all financial information and

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projections, as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility (it being understood that the projections previously furnished by you to us have satisfied this request), but excluding any such information the disclosure of which would result in the loss of attorney-client privilege or violate a third-party confidentiality obligation binding upon the Borrower or its subsidiaries; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Arranger that such information is being withheld and you shall use your commercially reasonable efforts to obtain a waiver of such confidentiality obligation and/or communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Without limiting your obligations to assist with syndication efforts as set forth above, the Commitment Parties agree that none of the commencement of the syndication by the Arranger, the completion of syndication (including a Successful Syndication (as defined in the Fee Letter)) or the delivery of the information and documents referred to in the last paragraph of this Section 2 is a condition to the initial funding under the Facility. You further agree that, if you and Target (or your or its respective subsidiaries) enter into a Merger Agreement prior to or in lieu of the consummation of an Offer (a “Negotiated Transaction”), you will thereafter use your commercially reasonable efforts to cause the Target, its senior management, representatives and advisors to assist in the foregoing matters.

You agree that the Arranger may make available any Information (as defined below) and projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the reasonable request of the Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target, or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information (provided that the Borrower has been afforded an opportunity to comply with the applicable United States Securities and Exchange Commission (“SEC”) disclosure obligations). You acknowledge and agree that the following documents will contain solely Public Lender Information (except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with applicable SEC disclosure obligations): (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Facility.

3. Information. You hereby represent and warrant (with respect to information relating to the Target Business, to the best of your knowledge) that (a) all written information (other than projections and other forward looking information (the “Projections”) and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or potential Lender by you, the Target Business, or any of your or its representatives in connection with the Transactions is or will be, when taken as a whole and when furnished, complete and correct in all material respects and does not or will not, when taken as a whole and when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to us or any of our affiliates or

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any Lender or potential Lender by you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized and that actual results may differ and such differences may be material). You agree to supplement the Information and Projections from time to time until the later of (x) the Funding Date and (y) the Syndication Date so that the representations and warranties in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Target Business or any of the matters contemplated hereby in connection with the Transactions.

4. Fees. As consideration for our commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees (when due and payable) set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person within 30 days of written demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any such Proceeding, including, the reasonable fees and expenses of one outside counsel to all such indemnified persons taken as a whole, if reasonably required one local counsel to all such indemnified parties as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole, in each applicable jurisdiction, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent and for so long as they have been found by a final judgment of the highest court of competent jurisdiction to have considered such matter to arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates or (ii) the material breach of this Commitment Letter or the Credit Documentation by such indemnified person or its affiliates or (B) to the extent they arise from any dispute solely among indemnified persons and not arising out of any act or omission of the Borrower, the Target Business or any of your or its affiliates (other than any such Proceeding against a Commitment Party in its capacity as an Arranger, Administrative Agent or other similar role) and (b) to reimburse each Commitment Party within 30 days (or, in the case of reimbursement on the Funding Date pursuant to paragraph 7 of Exhibit B, three business days) following written demand (together with back-up documentation supporting each reimbursement request) for all reasonable out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of one outside counsel to all of the Commitment Parties, taken as a whole, if reasonably required one local counsel as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole in each applicable jurisdiction) incurred in connection with the Facility

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and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent and for so long as found by a final judgment of the highest court of competent jurisdiction to have considered such matter to arise from the willful misconduct, bad faith or gross negligence of such person. None of you, your subsidiaries, Target or its subsidiaries or any indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided that this sentence shall not limit your indemnification obligations, if any, pursuant to this paragraph to the extent such special, indirect, consequential or punitive damages are included in any third party claim.

You will not, without the prior written consent, not to be unreasonably conditioned, withheld or delayed, of the indemnified person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise (except as otherwise agreed in writing by you and us (or our respective affiliates) in connection with the Transactions). In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting hereunder pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party in its capacity as such or its affiliates act or be responsible as a fiduciary to the Borrower, its management, shareholders, creditors or any other person in each case in connection with the financing transactions contemplated hereby. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to the financing transactions contemplated hereby. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Combined Material Adverse Effect”, for purposes of this Commitment Letter, shall be governed by, and construed in accordance with, the laws of the State of Delaware; provided further, however, that, if a Merger Agreement is entered into and pursuant to such Merger Agreement the laws of a jurisdiction other than the State of Delaware would govern the interpretation of any definition therein of

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“Material Adverse Effect” or of any similar term, then the law of such jurisdiction shall govern the interpretation of the definitions of “Combined Material Adverse Effect” and “Merger Agreement Representations” for purposes of this Commitment Letter to the extent satisfactory to the Arranger at or prior to the time such Merger Agreement is executed (it being understood that the laws of Bermuda and the laws of the State of New York are satisfactory to the Arranger). The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law. If, for the purposes of obtaining a final, nonappealable judgment of a court of competent jurisdiction it is necessary to convert a sum due hereunder or under the Fee Letter in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the party entitled to such payment could purchase (and remit in the City of New York) dollars with such other currency on the business day preceding that on which such final, nonappealable judgment of a court of competent jurisdiction is given. Your obligation in respect of any sum due hereunder or under the Fee Letter shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the business day following its receipt of any sum adjudged to be so due in such other currency, the party entitled to such payment may, in accordance with normal banking procedures, purchase (and remit in the City of New York) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to the party entitled to such payment in dollars, you agree, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to you.

7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, shareholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or other agreement contemplated thereby or enforcement hereof or thereof, (d) this Commitment Letter (but not the Fee Letter) may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, or (e) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) in filings with the SEC and other applicable regulatory authorities and stock

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exchanges, as required by law, including in any registration statement, proxy statement or other public filing related to the Transactions and (y) with respect to the Term Sheet only, on a confidential basis to any rating agency in connection with the Transactions and, in consultation with the Arranger, to bona fide prospective Lenders, and (ii) the aggregate amount of fees contained in the Fee Letter, in active consultation with the Arranger, in any marketing materials or offering memorandum as part of projections, pro forma calculations or a generic disclosure of sources and uses to the extent customary and required and (f) if we consent in writing to such proposed disclosure.

Each Commitment Party will treat as confidential all information provided to it by or on behalf of the Borrower hereunder; provided that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”), (ii) to its officers, directors, employees, shareholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency in connection with the Transactions on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, to the extent permitted under applicable law, inform you promptly thereof), (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates on a confidential and need to know basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you or, except as contemplated by Section 2 above, us without our or your, as applicable, prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons; provided that, we may assign our commitments and agreements hereunder in whole or in part, to any of our respective affiliates; provided, further, that except with respect to assignments to Morgan Stanley Bank, N.A., or assignments made in compliance with Section 2 above, MSSF will not be released from any of its obligations hereunder in connection with an assignment of its obligations to its affiliates. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been

9

entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

The compensation, reimbursement, indemnification, confidentiality, syndication, information and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided, that your obligations hereunder, other than with respect to the compensation, reimbursement, indemnification, confidentiality, syndication, information and clear market provisions, shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the effectiveness thereof; provided, further, that, in the case of the syndication, information, and clear market provisions, such provisions shall terminate upon the later of the Funding Date and the Syndication Date. You may terminate our commitments to the Facility hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter prior to 11:59 p.m. (New York City time), June 2, 2014. If the Commitment Letter and Fee Letter have not been executed and returned as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate (if not terminated earlier by you) upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Facility by all parties thereto, (ii) the Commitment Termination Date, if the applicable Credit Documentation shall not have been executed and delivered by all parties thereto by such date, (iii) abandonment or withdrawal of the Offer by you or lapse of the Offer (other than in connection with the execution of the Merger Agreement or the effectiveness of the Scheme), in each case when publicly disclosed by you (A) pursuant to a public filing with the SEC or (B) in an official press release issued by you; and (iv) termination by you of your obligations under the Merger Agreement to consummate the Merger when publicly disclosed by you (A) pursuant to a public filing with the SEC or (B) in an official press release issued by you.

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

Accepted and agreed to as of the date first written above by:

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel

11

Exhibit A

PROJECT SAIL

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions

June 2, 2014

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	PARTIES

	Borrowers:	Easter Specialty Holdings Ltd., a Bermuda exempted company (the “Borrower”).

	Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

	Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger in accordance with the terms of the Commitment Letter to which this Exhibit A is attached (collectively, the “Lenders”).

II.	THE FACILITY

	Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $1,000,000,000 (the “Facility”).

	Availability:	The loans (the “Loans”) shall be made in a single drawing on the Closing Date subject to satisfaction or waiver of the express conditions precedent set forth in the Commitment Letter and Exhibit B attached thereto and any undrawn commitments under the Facility shall automatically be terminated on the Funding Date.

	Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Funding Date.

	Purpose:	The proceeds of the Loans shall be used on the Closing Date (directly or indirectly through a payment agent on behalf of the shareholders of the Target) to finance the Transactions and fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

	Optional Prepayments:	The Loans may be prepaid by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts and upon notice to be agreed upon. Loans prepaid may not be reborrowed.

	Mandatory Prepayments:	The following amounts shall be applied to prepay the Loans (and, prior to the Funding Date, the commitments under the Facility, pursuant to the Commitment Letter and Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a) 100% of the net cash proceeds of any sale or issuance of debt securities or incurrence of other debt (other than Excluded Debt (as defined below)) and equity securities or equity-linked securities (other than issuances pursuant to employee stock plans and other than Excluded Equity), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries;

(b) 100% of the net cash proceeds (for any single transaction or series of related transactions which are above $50,000,000 and to the extent not reinvested or committed to be reinvested within six months following receipt) of any sale or other disposition (including as a result of casualty or condemnation) in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries of any assets, except for the sale of investments in the ordinary course of business, and subject to other exceptions to be agreed; and

(c) 100% of the net cash proceeds of any sale or other disposition following the Funding Date of the equity securities or equity linked securities of the Target owned directly or indirectly by the Borrower that are acquired by the Borrower in the Offer other than Unrestricted Margin Stock (as defined below).

For the purpose hereof, (i) “Excluded Debt” means (A) intercompany debt among the Borrower and/or its subsidiaries, (B) existing ordinary course foreign credit lines (including the non-US dollar collateralized letter of credit facility with ANZ Bank) and a new approximately $50,000,000 Canadian dollar collateralized letter of credit facility, (C) credit extensions under the Existing Credit Agreement up to the existing commitments thereunder as of the date hereof and any refinancing or replacement of the Existing Credit Agreement up to the amount of such commitments, (D) any securities issued to refinance or replace the 6.15% Senior Notes, due 2015, in an aggregate principal amount of $200,000,000, issued pursuant to that certain

Second Supplemental Indenture, dated as of October 17, 2005 between Endurance Specialty Holdings Ltd., as Issuer, and The Bank of New York, as Trustee, (E) any debt incurred to refinance or replace any indebtedness of the Target Business assumed in connection with the Acquisition (but only to the extent the Transactions would trigger a change of control prepayment event pursuant to, or would cause a default under, the terms of such indebtedness as in effect on the date hereof), (F) other debt in an aggregate principal amount up to $50,000,000, and (G) any Excluded Equity; and (ii) “Excluded Equity” means all equity or equity-linked securities, including mandatorily exchangeable or convertible securities (A) issued at a time when the consolidated tangible net worth of the Borrower without giving effect to the Acquisition is less than, or projected to be less than, $2,825,000,000, to the extent such consolidated tangible net worth, after giving pro forma effect to such issuance, does not exceed $2,825,000,000; provided that the gross proceeds of any such issuance does not exceed $250,000,000, (B) issued and privately placed with the Borrower’s Chief Executive Officer and yielding gross proceeds of up to $25,000,000 or (C) issued to fund any increase in the cash portion of the aggregate consideration payable in connection with the Acquisition; provided that the gross proceeds of any such issuance does not exceed $75,000,000.

Amounts prepaid pursuant to any mandatory prepayment of the Loans may not be reborrowed.

The commitments under the Facility, pursuant to the Commitment Letter and the Credit Documentation, shall terminate on the earliest to occur of (i) the Commitment Termination Date, (ii) abandonment or withdrawal of the Offer by the Borrower or lapse of the Offer (other than in connection with the execution of the Merger Agreement or the effectiveness of the Scheme), in each case when publicly disclosed by the Borrower (A) pursuant to a public filing with the SEC or (B) in an official press release issued by the Borrower and (iii) termination by the Borrower of the Borrower’s obligations under the Merger Agreement when publicly disclosed by the Borrower (A) pursuant to a public filing with the SEC or (B) in an official press release issued by the Borrower.

IV.	CERTAIN CONDITIONS

Conditions to Availability of Loans:

The Facility shall be available in a single drawing on the Closing Date subject to satisfaction (or waiver) of the express conditions precedent set forth in the Commitment Letter and Exhibit B attached thereto.

V.	CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall be based on and substantially similar to the Credit Agreement dated as of April 19, 2012 among the Borrower, certain of its subsidiaries named therein, JPMorgan Chase Bank, N.A. as administrative agent, and the other agents and lenders party thereto (the “Existing Credit Agreement”) (except as otherwise provided in this Term Sheet and subject to modifications to reflect the unsecured nature of the Facility, the Transactions, the size, proposed operational requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) and such other modifications as shall have been agreed with the Arranger) and shall contain only the representations, warranties, covenants and events of default set forth below (collectively, the “Documentation Principles”). Notwithstanding anything set forth herein to the contrary, for so long as any securities of the Target constitute “margin stock” within the meaning of Regulation U, the restrictions on liens and certain other covenants and agreements set forth in the Credit Documentation shall not apply to such securities to the extent the value of such securities, together with the value of all other margin stock held by the Borrower and its subsidiaries, exceeds 25% of the total value of all assets subject to such covenants and agreements (such margin stock the value of which exceeds 25% of the total value of all such assets being referred to herein as “Unrestricted Margin Stock”).

Representations and
	Warranties:	Corporate status; corporate power and authority; no contravention of laws, agreements or organizational documents; litigation and contingent liabilities; use of proceeds, margin regulations; approvals; inapplicability of Investment Company Act, true and complete disclosure; financial condition, financial statements; tax returns and payments; compliance with ERISA; subsidiaries; capitalization; indebtedness; compliance with statutes, regulations, rules and orders of governmental bodies; insurance licenses; USA Patriot Act, FCPA, OFAC; and solvency as to the Borrower, subject for the avoidance of doubt, in the case of each of the foregoing representations and warranties, to exceptions, qualifications and materiality consistent with the Documentation Principles. The foregoing representations and warranties shall apply to the Borrower and its subsidiaries prior to giving effect to the Acquisition. In the event of a Negotiated Transaction, the Borrower shall in addition make the Merger Agreement Representations in the Merger Agreement as may be modified in accordance with the terms of Exhibit B (and no other representations with respect to the Target Business) with respect to the Target Business.

	Affirmative Covenants:	Information covenants, including annual financial statements, quarterly financial statements, officer’s certificates, notice of default or litigation, other statements and reports, SEC filings, insurance reports and filings, and other information; books, records and inspections; insurance; payment of taxes;

maintenance of existence; compliance with statutes, regulations, rules and orders of governmental bodies; ERISA; maintenance of property; maintenance of licenses and permits; claims paying ratings; end of fiscal years, fiscal quarters; further assurances; information as to the Acquisition; and consummation of Second-Step Merger or compulsory acquisition, if any, subject for the avoidance of doubt, in the case of each of the foregoing covenants, to exceptions, qualifications and materiality consistent with the Documentation Principles.

Financial Covenants:	(1) Minimum consolidated tangible net worth of not less than $1,800,000,000 at any time.

(2) Maximum leverage ratio of not greater than 0.35:1.00, increasing to 0.40:1.00 to the extent a corresponding change is made to the Existing Credit Agreement.

Negative Covenants:	Limitations on: changes in business; consolidations, amalgamations, mergers, sales of assets and acquisitions; liens; indebtedness; issuance of stock; dissolution; restricted payments; transactions with affiliates; private acts; and restrictions on transfers, subject for the avoidance of doubt, in the case of each of the foregoing covenants, to exceptions (including “baskets”), qualifications and materiality consistent with the Documentation Principles.

Events of Default:	Nonpayment of principal when due, nonpayment of interest, fees or other amounts after a grace period and/or notice consistent with the Documentation Principles; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross payment default and cross event of default, in each case subject to materiality thresholds; bankruptcy events; certain ERISA events, subject to materiality thresholds; material judgments; insurance licenses, subject to a material adverse effect qualifier; and change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders (other than defaulting Lenders) holding not less than a majority of the aggregate amount of the Loans and commitments, except that (a) (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan of any Lender shall require the consent of such Lender, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof owed to any Lender shall require the consent of such Lender, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment shall require the consent of such Lender and (iv) modifications to the pro rata provisions of the Credit Documentation shall require the consent of each Lender directly affected thereby and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Defaulting Lenders:	The Credit Documentation will contain customary provisions in respect of defaulting Lenders.

Assignments and
Participations:	The Lenders shall be permitted to assign (other than to the Borrower, its affiliates or to any Disqualified Institution (as defined below), a natural person or to a defaulting Lender) all or a portion of their Loans and commitments with the consent (which consent, following the Funding Date, shall not be unreasonably withheld or delayed) of (a) the Borrower, provided that, following the Funding Date, such consent shall not be required if (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or a Permitted Assignee or (ii) an event of default under the Credit Documentation has occurred and is continuing, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $10,000,000, unless otherwise agreed by the Borrower (unless, following the Funding Date, an event of default has occurred and is continuing) and the Administrative Agent. Following the Funding Date, if the consent of the Borrower is required in connection with any assignment, it shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten (10) business days of receiving written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Loans (except to a Disqualified Institution or a natural person). Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

“Disqualified Institutions” shall mean (i) those banks, financial institutions or other persons separately identified in writing by the Borrower prior to the date hereof, (ii) bona fide competitors of the Borrower or its subsidiaries identified in writing by the Borrower from time to time or (iii) in the case of clauses (i) and (ii), affiliates of any such person. The Credit Documentation shall contain provisions on terms to be agreed (i) providing that the Administrative Agent shall not have any liability for monitoring or ensuring compliance with provisions relating to Disqualified Institutions, (ii) giving assignors and assignees access to the list of Disqualified Institutions and (iii) requiring assignees to make a representation that it is not a Disqualified Institution, and allowing the Administrative Agent and assigning lender to rely on such representation.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued) and from changes in withholding or other taxes (other than franchise or income taxes); provided that with respect to increased costs or capital adequacy, any such Lender shall only be entitled to seek such additional amounts if such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of, or failure to borrow, a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Borrower shall pay all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Facility and the preparation, execution and delivery of the Credit Documentation as provided in the Commitment Letter. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of one counsel for the Administrative Agent and all Lenders and, if reasonably required, one local counsel to all such persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole in each applicable jurisdiction) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any loss, liability or claim incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, and will be reimbursed by the Borrower within 30 days of written demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any such Proceeding, including, the reasonable fees and expenses of one outside counsel to all such indemnified persons taken as a whole, if reasonably required one local counsel to all such indemnified parties as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole in each applicable jurisdiction, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) and for so long as, they are found by a final judgment of the highest court of competent jurisdiction to have considered such matter to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates or from the material breach of the Credit Documentation by such indemnified person or its affiliates or (ii) they arise from any dispute solely among indemnified persons and not arising from any act or omission by the Borrower, the Target Business or any of their affiliates, except to the extent an indemnified person was acting in its capacity as Administrative Agent, Arranger or other similar role.

Governing Law and Forum:	New York; provided however, that, on or prior to the Closing Date, the interpretation of the definition of “Combined Material Adverse Effect” shall be governed by, and construed in accordance with, the laws of the State of Delaware; provided further, however, that, if a Merger Agreement is entered into and pursuant to such Merger Agreement the laws of a jurisdiction other than the State of Delaware would govern the interpretation of any definition therein of “Material Adverse Effect” or of any similar term, then the law of such jurisdiction shall govern the interpretation of the definitions of “Combined Material Adverse Effect” and “Merger Agreement Representations” to the extent satisfactory to the Arranger at or prior to the time such Merger Agreement is executed (it being understood that the laws of Bermuda and the laws of the State of New York are satisfactory to the Arranger). Each party to the Credit Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the
Administrative Agent and the Arranger:	Davis Polk & Wardwell LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Bloomberg screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 0.20% (increasing to 0.30% from December 31, 2014) on the daily average undrawn commitments of such Lender under the Facility, accruing during the period commencing on the later of (i) the date that is 60 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Facility, payable quarterly in arrears and upon repayment or termination of the Facility.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fee
90 days after the Funding Date	180 days after the Funding Date	270 days after the Funding Date
0.50%	0.75%	1.00%

Default Rate:	A rate per annum equal to (i) in the case of overdue principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other overdue amount, 2% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

PROJECT SAIL

Pricing Grid

Borrower’s Index Debt Rating (S&P or Moody’s)	Applicable Margin
	Funding Date through 89 days after Funding Date		90 days after Funding Date through 179 days after Funding Date		180 days after Funding Date through 269 days after Funding Date		270 days after Funding Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Rating Level 1: BBB+ / Baa1	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100 bps	200 bps	150.0 bps	250.0 bps
Rating Level 2: BBB / Baa2	62.5 bps	162.5 bps	87.5 bps	187.5 bps	112.5 bps	212.5 bps	162.5 bps	262.5 bps
Rating Level 3: BBB- / Baa3	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	175.0 bps	275.0 bps
Rating Level 4: < BBB- / Baa3	125.0 bps	225.0 bps	150.0 bps	250.0 bps	175.0 bps	275.0 bps	225.0 bps	325.0 bps

In the event of a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level below the higher rating. In the event that debt ratings are no longer in effect, the pricing will be determined based on Rating Level 4.

Exhibit B

PROJECT SAIL

364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Availability of Loans

Capitalized terms used herein and not defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached.

The extension of credit under the Facility on the Closing Date shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date:

1. In the case of a Two-Step Acquisition: (a) the definitive documents to be filed with the Securities and Exchange Commission with respect to the commencement of the Offer (the “Offer Documents”) shall have been delivered to the Arranger prior to the commencement of the Offer (or, in the case of any amendments, supplements or other modifications that are subsequently filed, prior to the filing thereof) and the terms and conditions thereof shall be in form and substance reasonably satisfactory to the Arranger, it being understood that the terms and conditions set forth in the May 29, 2014 draft Form S-4 and the exhibits thereto provided to the Arranger on May 31, 2014 (as modified to describe certain arrangements with certain equity investors pursuant to an agreement dated as of June 2, 2014 disclosed to the Arranger prior to the date of the Commitment Letter) (the “Signing Date S-4”) is in form and substance reasonably satisfactory to the Arranger, (b) the conditions in the Offer Documents with respect to (i) approval of the shareholders of the Borrower, (ii) effectiveness of the registration statement with respect to the Offer Documents under the Securities Act of 1933, as amended, (iii) listing of the shares of the Borrower to be issued to shareholders of the Target on the New York Stock Exchange, (iv) redemption of the rights issued pursuant to the Target’s shareholder rights plan (or the rendering of such rights as being inapplicable to the Acquisition) and (v) regulatory approvals shall not have been altered, amended or otherwise changed or supplemented, or consent thereunder granted, in any case in a manner that is materially adverse to the Arranger or the Lenders, without the prior written consent of the Arranger, not to be unreasonably withheld, delayed or conditioned, (c) there shall have been no (A) increase in the cash component of the aggregate consideration payable with respect to the Target Shares (the “Acquisition Consideration”) above a level previously agreed between the Borrower and the Arranger or (B) reduction in the minimum tender condition, in each case without the prior written consent of the Arranger, (d) there shall have been no reduction in the aggregate consideration payable in connection with the Acquisition in excess of 10% without the prior written consent of the Arranger, unless the commitments under the Facility are reduced by an amount equal to 40% of the amount of any such reduction in the aggregate consideration, (e) the Offer shall have been consummated substantially concurrently with the funding of the Facility in accordance in all material respects with material applicable laws and with the Offer Documents, (f) the Borrower shall have delivered notice in writing to the Arranger that (i) it intends to consummate the acquisition of the Target Shares not acquired in the Offer under Section 102 or Section 103 of the Bermuda Companies Act as soon as practicable following consummation of the Offer, confirming in such notice that it has received sufficient acceptances in the Offer to effect such acquisition and it is not aware of any legal or other impediment to the consummation of such acquisition or (ii) it intends to consummate the Second-Step Merger as soon as practicable following the consummation of the Offer, confirming in such notice that it has received sufficient acceptances in the Offer to approve the Second-Step Merger and that it is not aware of any legal or other impediment to the consummation of the Second-Step Merger; and (g) in the case of a Negotiated Transaction, the condition in Section 2(a) below shall have been satisfied.

2. In the case of a One-Step Merger: (a) Borrower and Target shall have entered into the Merger Agreement and delivered an executed copy thereof to the Arranger prior to the Closing Date and the terms and conditions thereof and documentation related thereto shall be customary for transactions of this type and the Arranger shall have been given a reasonable opportunity to review and comment thereon, provided that (i) the provisions (x) giving the Arranger and the Lenders the benefit of certain lender protective provisions commonly known as “Xerox” provisions, such as, with respect to the Facility, exclusive New York forum, waiver of jury trial, limitation on damages, waiver of claims not based in contract, making the Arranger and Lenders third-party beneficiaries of the foregoing, and no amendment of the foregoing without the written consent of the Arranger and the Lenders and (y) obligating Target to use commercially reasonable efforts to assist with the financing under the Facility shall in each case be reasonably satisfactory to the Arranger, (ii) the Merger Agreement shall contain the conditions precedent referred to in Section 1(b) above (to the extent applicable to a One-Step Merger), unless otherwise consented to by the Arranger (such consent not be unreasonably withheld, delayed or conditioned), (iii) the cash component of the Acquisition Consideration shall not exceed the level previously agreed between the Borrower and the Arranger, without the prior written consent of the Arranger, and (iv) the aggregate consideration payable in connection with the Acquisition shall not be less than 10% below the amount contemplated by the Signing Date S-4 unless the commitments under the Facility are reduced by an amount equal to 40% of the amount of any such reduction in the aggregate consideration, without the prior written consent of the Arranger, (b) the Merger Agreement and the documentation relating thereto shall not have been altered, amended or otherwise changed or supplemented, or any consent thereunder granted, (x) in a manner that is materially adverse to the Arranger or the Lenders, in each case without the prior written consent of the Arranger, not to be unreasonably withheld, delayed or conditioned, (y) to increase the cash component of the Acquisition Consideration above a level previously agreed between the Borrower and the Arranger without the prior written consent of the Arranger, or (z) to reduce the aggregate consideration payable in connection with the Acquisition by an amount in excess of 10% above the amount contemplated by the Signing Date S-4 unless the commitments under the Facility are reduced by an amount equal to 40% of the amount of any such reduction in the aggregate consideration without the prior written consent of the Arranger and (c) the One-Step Merger shall be consummated substantially contemporaneously with the borrowing under the Facility in accordance in all material respects with all material applicable laws and with the terms described in the Merger Agreement.

3. In the case of a Scheme: (a) the definitive documents with respect to the Scheme (the “Scheme Documents”) and the terms and conditions thereof shall conform to the requirements of Bermuda law with respect to Schemes of Arrangement in Bermuda taking into account the unsolicited nature of the Scheme, (b) the Scheme Documents shall not have been altered, amended or otherwise changed or supplemented, or consent thereunder granted (x) in a manner that is materially adverse to the Arranger or the Lenders, in each case without the prior written consent of the Arranger, not to be unreasonably withheld, delayed or conditioned, (y) to increase the cash component of the Acquisition Consideration above a level previously agreed between the Borrower and the Arranger without the prior written consent of the Arranger and (z) to reduce the aggregate consideration payable in connection with the Acquisition in excess of 10% (unless the commitments under the Facility are reduced by an amount equal to 40% of any such reduction in the aggregate consideration) without the prior written consent of the Arranger, (c) the approval of the Target shall have been obtained in a manner consistent with the directions of the Supreme Court of Bermuda and the Supreme Court of Bermuda shall have sanctioned the Scheme and (d) the Scheme shall become effective by the delivery of the order sanctioning the Scheme to the Registrar of Companies of Bermuda substantially contemporaneously with the borrowing under the Facility in accordance with applicable law and the Scheme Documents (and written evidence thereof shall have been delivered to the Arranger).

4. There not occurring since December 31, 2013 any circumstance, change, occurrence, fact, condition, development or effect (other than any circumstance, change, occurrence, fact, condition, development or effect that has been disclosed prior to the date hereof in the most recent public filing on Form 10-K, the most recent public filing on Form 10-Q, or any public filing on Form 8-K after December 31, 2013, of the Borrower or Target, as applicable (excluding any disclosure contained in any section entitled “Risk Factors” “Forward-Looking Statements” or “Cautionary Statement Regarding Forward-Looking Statements” except to the extent any such disclosure is also contained in any other section of such filing on Form 10-K, Form 10-Q or 8-K)) that, individually or in the aggregate, has had or would reasonably be expected to have a Combined Material Adverse Effect. “Combined Material Adverse Effect” means a material adverse effect on the financial condition, business, operations or results of operations of the Borrower, the Target and their respective subsidiaries, taken as a whole; provided that none of the following, and no circumstance, change, occurrence, fact, condition, development or effect to the extent caused or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Combined Material Adverse Effect has occurred: (1) changes or developments in the economy, credit, securities or capital markets or legislative, regulatory or political conditions generally in the United States, Bermuda or any other jurisdiction in which the Borrower, the Target or any of their respective subsidiaries operates or United States, Bermuda or global financial markets; (2) changes, circumstances, occurrences, facts, conditions, developments or events generally affecting the property catastrophe and property casualty insurance and reinsurance industries in the geographic areas in which the Borrower, the Target or any of their respective subsidiaries operate or underwrite insurance or reinsurance; (3) changes, circumstances, occurrences, facts, conditions, developments or events resulting in liabilities under property catastrophe and property casualty insurance and reinsurance agreements to which the Borrower, the Target or any of their respective subsidiaries is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, flood, drought, volcano, pandemic, tsunami, terrorist act, act of war or other natural or man-made disaster; (4) the commencement, occurrence or continuation of any war or armed hostilities; (5) changes in any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any governmental or regulatory authority; (6) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) (or authoritative interpretations thereof), including accounting and financial reporting pronouncements by the United States Securities and Exchange Commission, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (7) any change or announcement of a potential or prospective change in the Borrower’s, the Target’s or any of their respective subsidiaries’ credit, financial strength or claims paying rating or A.M. Best & Company rating or the ratings of any of the Borrower’s, the Target’s or any of their respective subsidiaries’ businesses or securities; (8) suspension in trading or a change in the trading prices or volume of shares of the Borrower common shares or the Target common shares or any other securities of the Borrower or the Target or any of their respective subsidiaries; or (9) the failure to meet any internal or published revenue, earnings or other projections, forecasts or predictions for any period ending after the date hereof, except (A) that in the case of the foregoing clauses (7), (8) and (9), such exceptions shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances or events underlying a failure described in any such clause has resulted in, or contributed to, a material adverse effect on the Borrower, the Target and their respective subsidiaries, taken as a whole, and (B) in the case of the foregoing clauses (1), (2), (4), (5) or (6), to the extent those changes, state of facts, circumstances or events have a materially disproportionate adverse effect on the Borrower, the Target and their respective subsidiaries, taken as a whole, relative to other similarly situated persons in the property catastrophe and property casualty insurance and reinsurance industries in similar geographic areas to those in which the Borrower, the Target and their respective subsidiaries operate or underwrite insurance or reinsurance (in which case only the incremental disproportionate adverse effect or effects may be taken into account in determining whether or not a Combined Material Adverse Effect has occurred).

5. (a) The rating for the Borrower’s senior unsecured long-term indebtedness for borrowed money, taking into account the Transactions, shall be at least (i) Baa3 (with stable outlook) from Moody’s and (ii) BBB- (with stable outlook) from S&P, (b) the rating for the Borrower’s financial strength, taking into account the Transactions, shall be at least (i) A- (with stable outlook) from S&P and (ii) A- (with stable outlook) from A.M. Best and (c) except in the case of a Negotiated Transaction, the consolidated tangible net worth of the Borrower and its subsidiaries, pro forma for the Transactions, shall not be less than $3.9 billion (which, with respect to Target, will be calculated based on publicly available information of Target).

6. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower and its subsidiaries for the three most recent years ended on or prior to the date that is 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date, in each case prepared in conformity with U.S. GAAP; (ii) audited consolidated annual financial statements of the Target Business, as well as unaudited interim consolidated financial statements (which shall have been reviewed by the independent accountants for the Target Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP; provided that if a Merger Agreement has not been signed prior to the Closing Date, the financial statements referred to in this clause (ii) shall only be required to be delivered to the extent publicly available; and (iii) customary pro forma financial statements, which in each case (subject to Rule 409 under the Securities Act of 1933, as amended) meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under such Act of Form S-1; provided that if a Merger Agreement has not been signed prior to the Closing Date, the pro forma financial statements referred to in this clause (iii) may be prepared based on publicly available information of the Target; provided that if such information in clause (i) or (ii) above is filed with the SEC and publicly available, such information shall be deemed to have been delivered to the Arranger.

7. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid pursuant to the Fee Letter, and all expenses to be paid or reimbursed pursuant to the Commitment Letter and for which invoices have been presented at least 3 business days prior to the Funding Date, on or before the Funding Date.

8. The Lenders shall have received such customary legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent, corporate organizational documents, good standing and officer certificates, a certificate from the chief financial officer of the Borrower as to the solvency of the Borrower as of the Funding Date in the form of Annex I to this Exhibit B, a customary certificate of such chief financial officer demonstrating compliance with the financial covenants contained in the Credit Documentation on a pro forma basis for the Transactions, board of director resolutions, a borrowing notice, and if requested at least 10 business days prior to the Funding Date with respect to PATRIOT Act and related compliance, information in response thereto to be delivered at least 3 business days prior to the Funding Date, in each case as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent.

9. There shall exist under the Credit Documentation at the time of or after giving effect to the extensions of credit under the Facility on the Funding Date no (a) negative covenant default relating to indebtedness, liens, restricted payments, Private Acts (as defined in the Existing Credit Agreement) (to the extent any such Private Act is materially adverse to the Lenders), merger or consolidation of the Borrower (other than the Acquisition), or sale of all or substantially all of the assets of the Borrower, (b) financial covenant default, (c) cross acceleration (to the extent it constitutes a Material Adverse Effect (as defined in the Credit Documentation)), (d) payment default (after all applicable grace periods have expired) and (e) bankruptcy event of default as set forth in Borrower’s Existing Credit Agreement. The Specified Representations shall be true and correct in all material respects and the Merger Agreement Representations, if any, shall be true and correct in all material respects, in each case on the Closing Date after giving effect to the Transactions. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to (a) corporate existence, power and authority, in each case as they relate to entering into and performance of the relevant Credit Documentation by the Borrower, (b) the authorization, execution, delivery and enforceability of the Credit Documentation, in each case as they relate to entering into and performance of the relevant Credit Documentation by the

Borrower, (c) no conflicts of the Credit Documentation with (i) organizational documents of the Borrower, (ii) the Existing Credit Agreement or Borrower’s existing indentures and (iii) any applicable law or order of any court or governmental authority or any material debt obligations of the Borrower not referenced in clause (ii) (in the case of this clause (iii), to the extent it would not have a material adverse effect on the Borrower and its subsidiaries taken as a whole), (d) solvency as of the Funding Date of the Borrower and its Subsidiaries (other than Target and its Subsidiaries), (e) Federal Reserve margin regulations, (f) the Investment Company Act, and (g) OFAC. For the avoidance of doubt, no representations or warranties shall be made as to or by the Target except to the extent of the Merger Agreement Representations if a Merger Agreement is entered into prior to the Closing Date.

Annex I

To Exhibit B

ENDURANCE SPECIALTY HOLDINGS LTD.

SOLVENCY CERTIFICATE

Date:             , 201

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], 201   (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Endurance Specialty Holdings Ltd., a Bermuda exempted company (the “Borrower”), the Lenders party thereto from time to time, Morgan Stanley Senior Funding Inc., as administrative agent, and certain other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Chief Financial Officer of the Borrower hereby certifies, solely in his capacity as an officer of the Borrower and not individually, to the best of his knowledge, as follows:

1. As of the date hereof, immediately after giving effect to the [Transactions], on and as of such date the Borrower and its Subsidiaries (other than the Target and its subsidiaries) on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent, prospective or otherwise, as such debts and liabilities become due.

2. As of the date hereof, the Borrower and its Subsidiaries (other than the Target and its subsidiaries) on a consolidated basis do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Borrower and such Subsidiaries and the timing and amounts of cash to be payable on or in respect of Indebtedness of the Borrower and such Subsidiaries.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:
Name:
Title:

[Signature page to the Solvency Certificate]